Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated August 4, 2025 (which includes an explanatory paragraph relating to Iris Acquisition Corp II’s ability to continue as a going concern), relating to the financial statements of Iris Acquisition Corp II as of July 16, 2025 and for the period July 8, 2025 (inception) through July 16, 2025, which is contained in this Registration Statement. We also consent the reference to our Firm under the caption “Experts” in the Prospectus

/s/ KNAV CPA LLP

KNAV CPA LLP

We have served as the Company’s auditor since 2025.

Atlanta, Georgia

August 4, 2025